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Exhibit 10.29

        [GRAPHIC]

Second (2nd) AMENDMENT TO LEASE

STANDARD LEASE ADDENDUM

        THIS AMENDMENT TO LEASE is made and entered into as of the 20th day of February 2008 by and between PARR-BOHN PROPERTIES, LTD. II, a California limited partnership ("Lessor") and AML COMMUNICATIONS, INC., a Delaware corporation ("Lessee").

        WHEREAS, on or about March 11, 1996 a Lease was entered into by and between Lessor and Lessee relating to certain real property commonly known as: 1000 Avenida Ascaso, Camarillo, California 93012-8712 (the "Premises"), and

        WHEREAS, Lessor and Lessee ☒ have previously amended said Lease, and

        WHEREAS, the Lessor and Lessee now desire to amend said Lease,

        NOW, THEREFORE, for payment of TEN DOLLARS and other good and valuable consideration to Lessor, the receipt and sufficiency of which is hereby acknowledged, the parties mutually agree to make the following additions and modifications to the Lease:

        ☒    TERM: The Expiration Date is hereby ☒ extended to April 30, 2015. The period from May 1, 2008 to April 30, 2015 will be referred to as the "Second Extended Term".

        ☒    BASE RENT ADJUSTMENT: Monthly Base Rent shall be as follows: On May 1, 2008 the Base Rent will increase to $17,261.73. Future increases will take place in accordance with paragraph 58.A.I using $17,261.73 as the Base Rent multiplier and May 2008 as the Base Month.

        ☒    OTHER: During the Second Extended Term, Lessor will provide up to $55,000.00 for HVAC unit and carpet replacement. HVAC units requiring repairs below 50% of their replacement cost shall be repaired by Lessee be at Lessee's expense. HVAC unit replacement will be subject to Lessor's reimbursement only when estimated repair costs exceed 50% of the replacement cost and shall be subject to approval and verification of the estimated repair/replacement cost by Lessor. Carpeting shall be of appropriate commercial grade for the building. Lessor reserves the right to approve all bids for which Lessee will request reimbursement before the work is performed.

        This Agreement shall not be construed against the party preparing it, but shall be construed as if all parties jointly prepared this Agreement and any uncertainty and ambiguity shall not be interpreted against any one party.

        All other terms and conditions of this Lease shall remain unchanged and shall continue in full force and effect except as specifically amended herein.

        EXECUTED as of the day and year first above written.

By Lessor:		By Lessee:
PARR-BOHN PROPERTIES, LTD. II, a California limited partnership		AML COMMUNICATIONS, INC., a Delaware corporation

By:	/s/ JOHN M. BOHN	By:	/s/ JACOB INBAR
Name Printed:	John M. Bohn	Name Printed:	Jacob Inbar
Title:	General Partner	Title:	President
By:		By:	/s/ EDWIN MCAVOY

Name Printed:		Named Printed:	Edwin McAvoy

Title:		Title:	Secretary

        NOTICE: These forms are often modified to meet changing requirements of law and industry needs. Always write or call to make sure you are utilizing the most current form: AJR Commercial Real Estate Association, 800 W 6th Street, Suite 800, Los Angeles, CA 90017. Telephone No.: (213) 687-8777. Fax No.: (213) 687-8616.

/s/ JB INITIALS	INITIALS
@2006 - AJR COMMERCIAL REAL ESTATE ASSOCIATION	FORM ATL-0-7/08E

QuickLinks

  Exhibit 10.29
Second (2nd) AMENDMENT TO LEASE
STANDARD LEASE ADDENDUM